STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
PROGRAM FOR ANNUAL CLOSING OF ACCOUNTS
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                                                                    EXHIBIT 12.2

                                  EXHIBIT 12.2

                            STARWOOD HOTELS & RESORTS
             CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                                                                                 PERIOD FROM FEB 23,
                                                         MARCH 31,               YEAR ENDED DECEMBER 31,           TO DECEMBER 31,
                                                         ---------        ------------------------------------   -------------------
                                                           2002            2001          2000           1999            1998
                                                           ----            ----          ----           ----            ----
Earnings:
Income from continuing operations ...............         $  87             376           460           $423            $412
Add:
    Adjustment for distributions in excess of
      equity earnings and losses ................            (1)              1             3              1               5
    Provision for income taxes ..................             1               4             1              2               1
    Minority equity in net income ...............            --               1             3              2              10
    Amortization of interest capitalized ........            --               1             1             --              --
                                                          -----            ----           ---           ----            ----
                                                             87             383           468            428             428
                                                          -----            ----           ---           ----            ----

Fixed Charges:
    Interest and other financial charges ........             9              37            39             47              26
    Interest factor attributable to rentals .....             2               9            --             --              --
                                                          -----            ----           ---           ----            ----
                                                             11              46            39             47              26
                                                          -----            ----           ---           ----            ----

Earnings, as adjusted, from continuing operations         $  98            $429           507           $475            $454
                                                          =====            ----           ===           ====            ====

Fixed Charges:
    Fixed charges above .........................            11              46            39           $ 47            $ 26
    Interest capitalized ........................            --               1             2              7               7
                                                          -----            ----           ---           ----            ----
    Total fixed charges .........................            11              47            41           $ 54            $ 33
                                                          =====            ----           ===           ====            ====

Ratio:
    Earnings, as adjusted, from continuing
      operations to fixed charges ...............          8.91            9.13           12.37         8.80           13.76
                                                          =====            ====           =====         ====           =====
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